EXHIBIT 10.1

AMENDMENT
TO
STOCK PURCHASE AGREEMENT

          This Amendment to Stock Purchase Agreement (this “Amendment”) is entered into effective March 31, 2008, by and among Monterey Gourmet Foods, Inc., a Delaware corporation (the “Purchaser”), Sonoma Foods, Inc., a California corporation (“Sonoma”), and C. David Viviani (“Viviani”) and A. Martin Adams (“Adams”) (Viviani and Adams each a “Seller” and together the “Sellers”), who are the beneficial owners of all of the 105.890 outstanding shares of Sonoma not owned by the Purchaser (the “Shares”).

RECITALS

          A.         The Sellers, Purchaser and Sonoma entered into a Stock Purchase Agreement, dated effective as of April 7, 2005 (the “Purchase Agreement”), pursuant to which Purchaser purchased 423.57, or approximately 80%, of the outstanding shares of Sonoma, Sellers retained the option to require the Purchaser to purchase the remaining outstanding Shares of Sonoma from the Sellers (the “Put”), and the Purchaser retained the separate option (if Sellers do not exercise the Put) to require the Sellers to sell the remaining outstanding Shares of Sonoma to the Purchaser (the “Call”).

          B.         In connection with the execution of the Purchase Agreement, the Sellers, Purchaser and Sonoma have also entered into a Shareholders’ Agreement and Escrow Agreement, both dated April 7, 2005 (respectively the “Shareholders’ Agreement” and “Escrow Agreement”), pursuant to which certain restrictions were imposed upon the transferability of shares of Sonoma and the parties agreed upon certain other matters, including the voting of shares of Sonoma, its management, and the distribution of its profits.

          C.         Purchaser, Sonoma and the Sellers desire to amend the Purchase Agreement, as provided herein, to accelerate the acquisition by Purchaser of the remaining Shares of Sonoma still owned by the Sellers, and to terminate the Shareholders’ Agreement and Escrow Agreement.

          NOW, THEREFORE, in consideration of the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.          Recitals. The foregoing recitals are true and correct and are incorporated herein by reference.

          2.          Capitalized Terms. Capitalized terms not otherwise defined in this Amendment shall have the meaning ascribed to such terms in the Purchase Agreement.

          3.          Miscellaneous Agreements.

                       a.          The Purchase Agreement is hereby amended as follows:

             i.          The Trigger Date and Closing of the Put are accelerated to March 31, 2008 (the “Purchase Date”). Purchaser affirms that its investment representations set forth in Article 2(h) of the Purchase Agreement are true and correct as of the Purchase Date.

             ii.          The Purchase Price of the Put is set at the sum of (1) $50,000 in cash, divided between Viviani and Adams as they shall direct, to be paid to them at the execution of this Agreement, and (2) at the election of Sellers, either (a) twenty percent (20%) of the cumulative pretax profit, if any, earned by Sonoma for the calendar years 2008 and 2009, or (b) if there is either (A) a sale of more than fifty percent (50%) of the outstanding shares of Sonoma or (B) a sale transferring any substantial portion of the assets of Sonoma (other than in the ordinary course of business) at any time before December 31, 2009, twenty percent (20%) of the resulting gain from the sale, calculated as (x) the sale price less (y) the book value (net of a proportional amount of any related liabilities) of the Sonoma shares or assets sold at the time of sale, in either case to be divided between Viviani and Adams as they shall direct and paid to them in cash either (c)(A) not later than March 1, 2010 if Sellers shall elect option 2(a) in this subparagraph 3.a.ii, or (B) the date of the closing of a sale, if Sellers shall elect option 2(b). For purposes of this Amendment, Viviani and Adams shall be entitled to payment pursuant to subparagraph 2(b) of this paragraph 3.a.ii if a final sale is closed in substantial conformity with a letter of intent executed by Monterey and a third-party acquirer on or before December 31, 2009.

             iii.          Sellers and Purchaser waive all rights to indemnification under Article 7 of the Purchase Agreement accruing or based upon facts and circumstance arising or occurring prior to the date of this Amendment. With respect to Viviani and Adams, this waiver shall extend to all actions taken by Viviani and Adams, whether as employees, stockholders or directors of Sonoma.

b. Sellers resign all positions as officers and directors of Sonoma, effective as of the Purchase Date.

              c.          The Sellers and Purchaser agree to jointly execute and deliver to the Escrow Agent a notice of the exercise and consummation of the Put, together with a demand for immediate delivery to Monterey of all certificates for Shares in possession of the Escrow Agent.

d. Each of Viviani and Adams represent and warrant, severally and not jointly, that:

             i.          he has disclosed to Sonoma and Purchaser, as of the Purchase Date, all unrecorded obligations of Sonoma and all material contracts and transactions with respect to which Sonoma is a party or its property is subject or may be bound, and

ii. as of the Purchase Date, the representations and warranties set forth in paragraphs (a) through (g) of Article 4 of the Purchase Agreement are true and correct with respect to the Shares.

Purchaser waives any claim for damages of any kind against Viviani and/or Adams arising out of any representations or warranties other than those expressly set forth in this Amendment. Claims based upon any alleged breach of the representations and warranties set forth in subparagraphs (i) and (ii) above must be presented to Viviani or Adams, as the case may be, in writing within two (2) years after the Purchase Date, at which time such representations and warranties shall expire. Liability of Viviani and Adams for breach of such representations and warranties shall be limited to $25,000 as to each of Viviani and Adams, and recourse of Purchaser against such representations and warranties shall be the exclusive remedy of Purchaser with respect to the breach thereof. Notwithstanding any other provision of this Amendment, without liability or responsibility on the part of Sellers, Monterey shall have the right to mark down, as of the Purchase Date, its investment in Sonoma by an amount of approximately $1,400,000, and potentially obsolete inventory of Sonoma by an amount of approximately $350,000.

              e.          This Amendment is conditioned upon and shall not become effective unless and until Sellers shall deliver to Purchaser of the release and license among Sonoma, the Purchaser and Dairyfoods USA, Inc. (formerly Lactoprot USA, Inc.) in the form attached as Exhibit A.

              f.          Other than the obligations of the parties set forth in this Amendment, each of the Purchaser, the Sellers, Sonoma, and the Escrow Agent are released from any further obligations under the Purchase Agreement, the Shareholders’ Agreement and the Escrow Agreement, all of which obligations are hereby waived and released, and all of which agreements are hereby terminated except as otherwise provided herein.

                    4.          Counterparts. This Amendment may be executed in multiple counterparts and by facsimile, each of which shall constitute an original, but all of which taken together shall constitute one and the same Amendment.

5. Disputes. Disputes among the parties concerning this Amendment shall be governed by sections 9(k) and (l) of the Purchase Agreement.

          IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

PURCHASER:

MONTEREY GOURMET FOODS, INC.,
a Delaware corporation

By:

Name:

Title:

SONOMA:

SONOMA FOODS, INC., a California
corporation

By:

Name:
Title:

SELLERS:

C. David Viviani	A. Martin Adams